Exhibit 10.1

Memorandum of Understanding

This memorandum of understanding (hereinafter referred to as the “MOU””) is signed by the following parties on 19 January, 2012 in Jinan, Shandong, the People's Republic of China (hereinafter referred to as" China"):

(1)
Shandong Radio and Television Newspaper (hereinafter referred to as “Party A”), a legal entity established in accordance with Chinese law, with a registered address at No. 11 East Qingnian Road, Jinan, Shandong Province, China;

(2)
Modern Television Magazine (hereinafter referred to as “Party B”), a legal entity established in accordance with Chinese law, with a registered address at No. 7 East Qingnian Road, Jinan, Shandong Province, China;

(3)
Jinan Zhongkuan Dian Guang Information Technology Co., Ltd. (hereinafter referred to as “Party C”), a legal entity established in accordance with Chinese law, with a registered address No. 1 East Qingnian Road, Wanjiao Building, Suite 1014, Jinan, Shandong Province, China;

(4)
Shandong Lushi Media Limited Liability Co. (hereinafter referred to as “Party D”), a legal entity established in accordance with Chinese law, with a registered address at No. 26 East Qingnian Road, Lixia District, Jinan, Shandong Province, China.

WHEREAS:

(1)
Parties A, B and C signed Cooperation Agreement (hereinafter referred to as the “Cooperation Agreement”) on March 7, 2008, all three parties agreed to make contributions to establish Shandong Lushi Media Limited Liability Co., among which, party C would contribute 10 million RMB, and would be obligated to make additional contribution to Party D based on the first year operational results of Party D. As of the signing of the MOU, party C has only contributed 9 million RMB, and has not yet meet its obligation for its contribution (the “Investment Obligation”).

(2)
Parties A, B and C have also signed the “Share Pledge Agreement” (hereinafter referred to as the “Pledge Agreement”), wherein Party C will pledge its shares of party D to parties A and B (the “Share Pledge”).

(3)	Parties A, B, C and D agree to amend the agreements mentioned above.

NOW, THEREFORE, after the negotiations, all parties reached agreement as follows:

1、
Parties A, B and C confirm, within 30 days after signing the MOU, Party C will transfer, with no consideration, part of its share of Party D to Parties A and B in accordance with the capitalization schedule set forth in the table below. Once the transfer is completed, the new capitalization structure of Parties A, B and C is as follows:

Share Holder	Prior to Transfer		After Transfer
	Contributions	Percentage	Contributions	Percentage
Party A	1,487,200	29.48%	2,150,846.88	42.64%
Party B	1,034,900	20.52%	1,380,093.00	27.36%
Party C	2,522,100	50.00%	1,513,260.00	30%
Total	5,044,200	100%	5,044,200	100%

2、
Parties A, B and C hereby confirm, upon the effective date of the MOU, that Party C’s obligation of making contribution to Party D is relieved, and the provisions of the contribution obligation discussed in the Cooperation Agreement, including but not limited to Section 7.2.3, are terminated.  Section 2.2.4 of the Cooperation Agreement about the profit distribution ratios are changed in accordance with the capitalization structure after the transfer.  Further, Party C agrees, upon the effective date of the MOU, that it has right to making additional contribution should its shares would be diluted because of additional contributions from Party A and B; should Party C do not want to make additional contribution, Party C would not object to making additional contribution by Party A and B which would cause dilution of Party C’s shares.

3、	The Share Pledge signed by Parties A, B and C is terminated upon the effective date of the MOU, no party shall be liable for pledge of stock related rights and obligations.

4、
In addition to the legal rights, and the shareholder’s rights discussed in the Articles of Association, any shareholder is entitled to the right to know and inspect the financial and operating status of party D, including but not limited to:

(1)
The right to know: Party D should provide to the shareholders the information about its financials and the documents filed with the government and any other documents and information requested by any shareholder, in accordance with the provisions discussed below, it includes but not limited to：

Party D shall provide its financial reports (including profit and loss statement, balance sheet, and cash flow statement), in accordance with the generally accepted accounting principles in China, within fourteen days from its year-end and quarter-end closing;

Party D shall provide, in a timely manner, its annual audited financial reports (if any) at each fiscal year end;

The audited financial report for the period from Dec. 1, 2010 to Nov. 30, 2011;

At the written request of any shareholder, party D should within 10 days provide the shareholder with copies of any documents issued by any various government authorities (including but not limited to AIC, and the tax authorities, etc.), and copies of the registration certificates, approval letters and other documents, etc.

In addition to the aforementioned stipulations, Party D also agrees to provide, within ten days from the date of signing the MOU, the copies of all applications and filings submitted to AIC and state and local tax authorities for the past three years, and the certificates, approval letters and other documents received from the above mentioned authorities.

(2)
The right to inspection: with an advanced written notice and during Party D’s normal business hours, any shareholder of Party D or their authorized representatives should be allowed to inspect Party D and its subsidiary facilities, books and accounting records, make copies of the above mentioned documents, inspect Party D and its subsidiary company’s property and assets, and Party D’s shareholders and their authorized representatives should be allowed to discuss Party D and its subsidiary’s business with related Party D and its subsidiary’s board of directors, managers, employees, accountants, and legal counsels without interrupting Party D’s normal business operations. Party D shall ensure that its directors, senior managers and employees in the presence of shareholders and authorized representatives provide full cooperation.

In addition to the above, Party C has the right, in the name of Party D, to use Party D’s “Publication Business Permit”.

5、
Parties A, B and C shall amend Party D’s Articles of Association, in order to reflect the content of the MOU, and should proceed on the application and registration procedures with AIC and other related government authorities. All Parties agree that any amendment of Party D’s Articles of Association in connection with the signed MOU, if any, shall be agreed and approved by all the shareholders.

6、
Upon the approval of the amended Articles of Association in accordance with this MOU and after the completion of the application and registration procedures with the relevant government authorities, Party C shall pay Party D RMB 1,000,000 to the following bank account specified by Party D for the loss caused by the delay of Party C’s capital contribution of RMB 6,000,000.  Party D shall provide Party C with a valid receipt for such payment upon receiving the payment from Party C.

Account name:
Bank account:
Bank account number:

7、
If any party breaches the MOU, it shall bear the liability and compensation to the other parties for any and all damages, and the attorney’s fees and other expenses as the result of the breach of contract. If Parties A, B or D breach the MOU and fail to fulfill their agreed obligations, Party C has the right to request the return of 1 million RMB, and be compensated for any losses.

8、	The MOU supersedes all previous verbally communicated or written agreements, letters of intent, memorandums of understanding, or emails related to the matters discussed in this MOU.

9、
The MOU is prepared in both Chinese and English, three copies of each version, and one copy of each version for each party of the MOU.  If there is any inconsistency between the Chinese version and the English version, the Chinese version shall prevail.

10、	The preparation, legal effect, interpretation, execution and resolution of any disputes of the MOU shall be subject to Chinese law.

11、
If there is any dispute related to the MOU, the parties shall try in good faith to resolve such dispute through negotiation and mediation.  Any dispute related to the MOU shall be submitted to [Jinan] arbitration commission for mediation and resolution.

12、	All terms in the MOU will have legal effect to all parties upon the effective date of the MOU until party C no longer holds any shares of Party D.

[Signature Page Follows]

Shandong Radio and Television Newspaper
(Party A）

By:

Modern Television Magazine
(Party B）

By：

Jinan Zhongkuan Dian Guang Information Technology Co., Ltd
(Party C）

By：

Shandong Lushi Media Limited Liability Co
(Party D）

By：